Exhibit 10.1

Mr. David Morris

Chief Executive Officer

RBB Bancorp

1055 Wilshire Blvd, 12th Floor

Los Angeles, CA 90017

PERSONAL AND CONFIDENTIAL

Dear David:

This Agreement and Release of Claims (the “Agreement”) is between Royal Business Bank (the “Bank”), RBB Bancorp (the “Bancorp") and you (collectively, “the Parties”) regarding the termination of your employment agreement and the terms of your retirement from your employment with the Bank and the Bancorp (collectively, the “Company”) effective immediately following the Bancorp’s Annual Meeting of Shareholders expected to be held May 21, 2025 (the “Separation Date”).

WHEREAS, you entered into an employment agreement with the Company dated April 17, 2017, amended on October 22, 2021, May 11, 2023, March 25, 2024 and November 20, 2024 (the “Employment Agreement”);

WHEREAS, you currently serve as the Bancorp’s Chief Executive Officer pursuant to the Employment Agreement, with duties as described in Exhibit A attached to this Agreement;

WHEREAS, you will voluntarily retire from the Company, and the Company and you have mutually and voluntarily agreed to terminate your employment with the Company, effective as of the Separation Date;

WHEREAS, the Parties have agreed that you will serve on the Boards of Directors of the Bancorp and the Bank at the pleasure of the Boards of Directors and will receive the same Board fees and reimbursement of expenses as any regular member of the Boards of Directors of the Bancorp and the Bank.

WHEREAS, since you are retiring as of the Separation Date, and subject to vesting upon a change of control as described in Section 3.2 of the Supplemental Life Insurance Plan (“SLIP”) dated September 3, 2013, you will amend the SLIP to change the amount of the death benefits to not more than $2.0 million that will terminate after your membership with the Boards of Directors of the Bancorp and the Bank terminate.

WHEREAS, except for remaining on the Boards of Directors of the Bancorp and the Bank, you shall voluntarily resign from employment with the Company, and from any and all roles or positions you hold with the Company including with any and all subsidiaries, affiliates or entities related to the Company, all effective as of the Separation Date;

WHEREAS, pursuant to the Employment Agreement, you may be entitled to certain separation payments in connection with the termination of your employment; and

NOW, THEREFORE, in consideration of the covenants, benefits, and payments set forth in this Agreement, the Company and you agree as follows:

1.    Final Wages. On your Separation Date, you will receive all wages earned through the Separation date, less applicable taxes and other authorized withholding. Your entitlement to and receipt of final wages is not contingent upon your execution of this Agreement.

2.    Accrued Unused Vacation Time. On your Separation Date, you will receive payment for your accrued, unused vacation time, if any. Your entitlement to and receipt of accrued but unused vacation is not contingent upon your execution of this Agreement.

3.    Severance Payment. In consideration for your entering into this Agreement and compliance with all of the terms and conditions set forth herein, including the Conditions for Receiving Severance Payment set forth in Paragraph 9 of this Agreement, the Release of Claims set forth in Paragraph 11 of this Agreement, payment of your current base salary less all applicable taxes and withholdings through and until May 31, 2025, with payment of such amount to be made in substantially equal installments on the same payroll schedule applicable to you immediately prior to your Separation Date, and payment of Cobra Continuation Coverage through December 31, 2025 as described in Paragraph 5 of this Agreement. Further, if a change in control as defined in your Employment Agreement should occur in 2025, you will receive a change of control payment equal to your most recent annual salary at the Bank and upon any change of control, your Equity Awards will vest immediately.

You acknowledge and agree that the Severance Payment is above and beyond what you are entitled to receive; you would not receive this payment but for the execution of this Agreement; and, in the event you accept this Agreement, other than as provided herein and the continuation of payment of Board fees outlined above, you are not entitled to any other compensation, payments or benefits of any kind or nature whatsoever.

4.    Expenses. The Company shall reimburse you for all reasonable employment related expenses you incur prior to the Separation Date, provided you submit appropriate documentation of those expenses within thirty (30) days of the Separation Date and the Company reviews and approves those expenses for reimbursement consistent with Company policies.

5.    Paid COBRA Continuation Coverage and/or Reimbursement of Medicare Costs. Your and your spouse’s enrollment as an active employee in the Company’s group health insurance plans ends on the Separation Date. In lieu of COBRA continuation coverage, effective June 1, 2025 and ending on December 31, 2025, the Company shall reimburse you and your spouse for the costs of your enrollment in Medicare. Reimbursement of your Medicare costs shall cease prior to December 31, 2025 if you become employed with another employer and covered by said employer’s group health insurance plans. Reimbursement of your Medicare premiums shall be made directly to you upon confirmation of your enrollment in Medicare and presentation of a copy of the invoice from Medicare for which reimbursement is sought.

6.    Equity Awards. The Company has granted you certain equity awards under the Amended and Restated 2017 Omnibus Stock Incentive Plan, the 2016 Omnibus Stock Incentive Plan, and the 2017 Omnibus Stock Incentive Plan, such as stock options, restricted stock, restricted stock units and restricted stock performance awards (the “Equity Awards”). Any and all Equity Awards will continue to vest after the Separation Date as long as you remain a member of the Boards of Directors of the Company and the Bank. Should your membership on the Board of Directors of the Company and the Bank cease for any reason, all Equity Awards shall vest immediately. All Equity Awards that have vested as of the Separation Date shall remain your property. Upon request, Company will cooperate with you in any exercise or sale of your Equity Awards. Upon request, Company shall also provide you with documentation to prepare your tax returns, regardless of whether the information was provided to you prior to the Separation Date.

7.     Resignations. Except as a member of the Boards of Directors of the Bancorp and the Bank, effective on your Separation Date, you hereby resign from the Company and from any and all roles or positions you hold with the Company, including any and all subsidiaries, affiliates, or entities related to the Company, all effective as of the Separation Date.

8.     Age Discrimination in Employment Act Disclosures. You knowingly and voluntarily waive and release any rights you may have under the Age Discrimination in Employment Act. You also acknowledge that the consideration given for your releases in this Agreement is in addition to anything of value to which you were already entitled. You are advised by this writing that: (a) your waiver and release of claims does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement. You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective. If you want to revoke your acceptance of this Agreement, you must deliver written notice stating that you want to revoke it to Michele Rocha, Senior Vice President/Human Resources Director, by email at mrocha@rbbusa.com, before 5:00 p.m. on or before the seventh (7th) day after the date on which you sign this Agreement. If the notice is mailed, the notice must be postmarked no later than that seventh (7th) day.

9.      Conditions for Receiving Severance Payment. As conditions of receiving your Severance Payment and Medicare reimbursement, you must:

a.

Prior to the Separation Date, return all Company property in your possession, including, without limitation (i) all Company-issued computer equipment and related accessories, including all storage devices, except you may retain the Surface Clone (Dell Latitude) currently in your possession; (ii) any Company-issued phone, except you may retain your current phone and number after the Company’s IT division has deleted all information on the phone; (iii) any Company-issued credit card; (iv) the keys to any Company facilities and office furniture; and (v) all Company and/or client documents, whether in electronic or hard copy form, including customer lists and other customer-related information, and keep no copies of any such documents. You are allowed the use of the Company vehicle through May 21, 2025, and you will pay all gasoline, repairs, insurance and other expenses related to the use of such Company vehicle after the Separation Date. You hereby indemnify the Company and any of its directors, officers, employees and/or agents for any accident, damages, costs, expenses or other liability related to the use of such Company vehicle. By May 21, 2025, you will decide to either personally assume any payments and any other cost, expense or other liability of such Company vehicle or return the Company vehicle to the Company.

b.	Refrain from exporting, copying, downloading or otherwise delivering to you or someone on your behalf or at your direction any Company and/or customer documents for your own use.

c.

After the Separation Date, cooperate in the transition of your duties by providing information and responding to questions (via phone or e-mail), meeting with Company personnel, Company investors and Company customers, and following all directions at the request of the Company’s President.

d.

Sign and return this Agreement to Michele Rocha, Senior Vice President/Human Resources Director via email at mrocha@rbbusa.com, no later than twenty-one (21) days following your receipt of this Agreement.

10.         Confidential Information and Trade Secrets. You acknowledge that during your employment, you had access and were privy to information, documents and/or materials that are confidential, proprietary, trade secrets, privileged and/or otherwise not in the public domain (collectively the “Confidential Information”), the disclosure of which will cause irreparable harm to the Company. Examples include business methods, financial affairs, accounting methods, future plans, customers (including customer lists), and technologies. You agree that you will not disclose any Confidential Information to any person or entity and will not use such information in any manner that is detrimental to the Company or any of its customers’ interests. Nothing herein is intended to prohibit you from responding to a lawfully issued subpoena or other legal process. Furthermore, nothing herein prohibits or restricts you from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation. In addition, nothing herein in any way prohibits or is intended to restrict or impede you from discussing the terms and conditions of your employment with co-workers or exercising protected rights under Section 7 of the National Labor Relations Act, to the extent that such rights cannot be waived by agreement, or otherwise disclosing information as permitted by law.

11.         Release of Claims.

11.1.         Except for your existing Indemnity Agreement, you hereby acknowledge, for yourself and your heirs, full and complete satisfaction of, and do hereby release and discharge the Company and its officers, directors, employees and agents, parent companies, subsidiaries, affiliates, predecessors, and successors, heirs and assigns, insurers and each of their respective past and present trustees, overseers, officers, directors, managers, members, employees and agents, and each of their respective predecessors, successors, heirs and assigns (collectively, the “Released Parties”), from any and all actions, causes of action, obligations, liabilities, judgments, suits, debts, attorneys’ fees, costs, sums of money, wages, bonuses, benefits of any type, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever in law, or in equity collectively, “Claims”), related to or arising out of any acts or omissions that occurred prior to your execution of this Agreement, to the greatest extent permissible under applicable law. This includes, but is not limited to, all Claims that you may have under any federal, state, local, or municipal laws or the common law and all Claims arising out of or relating to his employment or the termination of that employment. The Parties agree and acknowledge that the Claims released include but are not limited to, any Claims or actions based upon any common law tort action, breach of contract, breach of the covenant of good faith and fair dealing, misrepresentation, promissory estoppel, wrongful discharge, fraud, defamation, privacy violations, interference with contract, infliction of emotional distress, hiring, rehire or reemployment rights, and any and all discrimination claims or rights to sue that might be available to you under federal, state, or local statutes, laws, regulations or ordinances, including but not limited to Title VII of the Civil Rights Act; the Americans with Disabilities Act, as amended by the ADA Amendments Act of 2008; the Family and Medical Leave Act; the Fair Labor Standards Act; the Executive Retirement Income Security Act; the OFCCP laws and related regulations, including Section 503 of the Rehabilitation Act, Section 4212 of the Vietnam Era Veterans Readjustment Act, and Executive Order 11246, as amended; the Fair Credit Reporting Act; and any provisions of the California Constitution, and California statutes and regulations, including but not limited to the California Labor Code and the California Business and Professions Code, and including but not limited to claims concerning whistleblowing, civil rights, wages and hours, employee leaves, and any other statutes pertaining to employment.

However, nothing in this Agreement releases or affects your right to file, or to participate in, any charge, complaint, investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local government body or agency. If any such charge, complaint, investigation, or proceeding is filed, you waive, to the maximum extent permissible under applicable law, the right to receive any personal monetary or equitable relief from such charge, complaint, investigation or proceeding. This Agreement does not limit your right to receive an award for information provided to any securities regulatory agency or authority. In addition, nothing in this Agreement releases or affects any rights you may have to: (a) your own vested accrued employee benefits under the Company’s ERISA-covered health, welfare, or retirement benefit plans as of your Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) claims for indemnification under the Company’s governing documents, including coverage, if applicable, under the directors and officers liability insurance; (e) claims for breach by the Company of the terms of this Agreement or the Company’s Share Plan to which you are currently a party, or (f) claims relating to your rights as a shareholder of the Company.

Section 1542 Waiver: you expressly waive all of the benefits and rights granted to you pursuant to California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have material affected his or her settlement with the debtor or released party.

You acknowledge that you may discover facts or law different from, or in addition to, the facts or law that you know or believe to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. You hereby certify that you have read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that you fully understand all of the same. You hereby expressly agree that this Agreement shall extend and apply to all unknown, unsuspected, and unanticipated injuries and damages, as well as those that are now disclosed.

11.2.         It is the intention of the Parties in executing this Agreement that the releases in this Paragraph 10 shall be effective as a bar to each and every matter released herein and that, should any proceeding be instituted with respect to the matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for dismissal. You agree that the Company shall be entitled to file this Agreement for judicial approval if you attempt to commence a subsequent lawsuit or other action alleging any violation of the FLSA by the Company, from the beginning of time until the date of this Agreement. You agree that, in such an event, you and/or your attorney(s) shall take no action to contest any application for judicial approval of this Agreement, and shall be liable for any costs, expenses, and attorney’s fees incurred by the Company in connection with any application for judicial approval of this Agreement.

11.3.         Nothing in this Paragraph 11 is intended to or constitutes a waiver of any rights any Party may have under this Agreement.

12.         No Pending Lawsuits. The Parties represent that, as of the date of this Agreement, the Parties have not filed any lawsuits, charges, complaints, petitions, claims, or other accusatory pleadings against any Released Parties in any court or with any governmental agency. Except as otherwise expressly permitted herein, the Parties promise and agree that they will not do so at any time in the future with respect to any Claims which arose on or before the Effective Date of this Agreement.

13.         Protected Rights. Nothing in this Agreement is intended to or shall interfere with your right to file a charge or complaint with any federal, state, or local regulatory authority or commission ("Government Agencies"). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted, without notice to the Company. However, you expressly waive and release any right of yours to recover monetary relief related to such an administrative charge or complaint or in an associated lawsuit.

14.         Disclosure. You represent and warrant that as of the date that you execute this Agreement, either (a) you have disclosed to the Chairman of the Board of the Company any matter that you know or suspect could constitute an actual or potential violation of the Company’s Code of Ethics or of any internal or external legal, regulatory, or compliance requirement applicable to the Company in any jurisdiction in which it does business, or (b) you have no information concerning any such matter. You have reported to the Company all work-related injuries, if any, that you have suffered or sustained during your employment with the Company.

15.         Ownership of Your Claims. You represent and warrant that you have not assigned or transferred any Claim against the Released Parties to any third party. You further agree to indemnify, defend, and hold harmless each and all of the Released Parties against any and all Claims based on, arising out of or in connection with any such transfer or assignment, or purported transfer or assignment, of any Claims or any portion thereof or interest therein.

16.         Earned Salary and Benefits. You will acknowledge receipt of your compensation and benefits earned and vested through the Separation Date.

17.         Continued Obligation Regarding Disclosure of Company Information. You acknowledge and reaffirm your continuing duties to protect information of the Company, including those stated in Paragraph G of your Employment Agreement. You further acknowledge and reaffirm the Company’s continuing rights to enforce those provisions, including the right to injunctive relief, in addition to any other rights, damages, or remedies the Company may have in law or equity. Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), you will not be held liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a proceeding, if such filing is made under seal.

18.         Cooperation. You agree to reasonably cooperate and assist the Company, as necessary, based on your factual information as a former employee following the date of this Agreement, including with respect to the announcement of your separation from the Company. To the extent you are called to assist the Company with any matters following the Separation Date, you shall be provided with a Consulting Agreement and paid at an hourly rate to be agreed upon by the Parties for time incurred. In addition, if you are required to travel or incur business expenses in the course of providing any such assistance to the Company, the Company will reimburse you for reasonable travel expenses and business expenses you incur, so long as the expense is approved in advance by the Company and you present an original receipt in support of each incurred expense. You also agree from the date of this Agreement to the Separation Date to only attend meetings with other Company personnel and Company customers, and enter the premises of the Company, only upon the request of the President of the Company.

19.         Defense of Trade Secrets Act Whistleblower Disclosure. Pursuant to the Defense of Trade Secrets Act of 2016, be advised that you may not be held criminally or civilly liable under any federal or state trade secret law for your disclosure of a trade secret of the Company, its holding company or any of their affiliates that you make either:

a)

in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney when made solely for the purpose of reporting or investigating a suspected violation of law; or

b)	in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Furthermore, if you file a lawsuit for retaliation by the Company, its holding company or any of their affiliates for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and you do not disclose the trade secret, except pursuant to court order.

20.         Dismissal and Execution of Documents. In consideration for and upon receipt of the payment and other consideration as set forth in Paragraph 3 above, you hereby waive and release, and will effectuate the withdrawal and/or dismissal with prejudice of all disputes, actions, claims, arbitrations, proceedings and charges filed by you, or on your behalf, against the Company and the other Released Parties. Each Party agrees to execute all documents necessary to carry out the purpose of this Agreement and to cooperate with the other in the expeditious filing of any and all documents and the fulfillment of the terms of this Agreement.

21.         Non-Disparagement. You and the Company hereby agree that neither you nor the Company will make disparaging remarks about you, the Company or any of the Released Parties. “Disparaging remarks” as used in this Agreement shall mean the publication or communication, written or otherwise, of matter that is untrue or adversely affects the subject’s reputation, image or good will, and is designed to induce others not to do business with or work for the subject, or its respective subsidiaries and affiliates. The Parties agree that this provision may be severable from the rest of this Agreement in the event that the Company ever files this Agreement for judicial approval. Notwithstanding the above non-disparagement provision, nothing in this Agreement prevents you from disclosing information (if any) regarding sexual assault, sexual harassment, workplace harassment or discrimination based on sex, retaliation against a person for reporting such acts, or any other activity that you believe, in good faith, to be unlawful.

22.         Prospective Employers. You agree to direct any prospective employer to the Company’s Senior Vice President/Human Resources Director in connection with any inquiry about your employment with the Company. In response to any written inquiries made by prospective employers regarding your employment, the Company will provide the prospective employers only with your dates of employment and position(s) held and advise the prospective employers that it is the Company’s policy to provide only such information. In response to any verbal inquiries made by prospective employers, the Company will advise that any requests must be submitted in writing.

23.         Attorneys’ Fees. It is agreed that each Party will bear its own costs, expenses and attorneys’ fees. You further agree and warrant that any attorneys’ fees, costs or disbursements due or owing from you to your attorneys (and any other person or entity you or your attorneys retain) associated with your claims against the Company or any other Released Parties will be fully paid by you.

24.         Non-Assignment of Claims. Each Party represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and other matter which it purports to release herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity any claims or other matters herein released. If any Party is called upon to defend any claim based upon or arising in connection with any such prior assignment or transfer of any claims or other matters released herein, the Party who made such assignment will defend and hold harmless the other Party.

25.         Representations and Warranties. Each Party represents and warrants as follows:

25.1.         Each Party has had the opportunity to obtain independent legal advice from attorneys of their or its choice with respect to the advisability of entering into the settlement and release provided herein, and with respect to the advisability of executing this Agreement. You acknowledge that you have been (and hereby are) advised by the Company to consult with an attorney before signing this Agreement.

25.2.         Each Party and/or his/her or its attorneys have made such investigation of the facts pertaining to this settlement and this Agreement, and all of the matters pertaining thereto, as they deem necessary.

25.3.         Except as expressly stated in this Agreement, no Party has made any statement or representation regarding any fact relied upon by any other Party in entering into this Agreement, and each Party specifically does not rely upon any statement, representation or promise of any other Party in executing this Agreement, or in making the settlement provided for herein, except as expressly stated herein.

25.4.         This Agreement has been carefully read by, the contents hereof known and understood by, and signed freely by each person executing this Agreement.

25.5.         Each Party relies on the finality of this Agreement as a material factor inducing the Party’s execution of this Agreement, and the payments and obligations assumed by this Agreement.

25.6.         Each Party agrees that such Party will not take any action which would interfere with the performance of this Agreement by any of the Parties hereto or which would adversely affect any of the rights provided for herein.

25.7.         Each Party executing this Agreement represents and warrants that she/he or it has taken all actions and obtained all authorizations, consents and approvals as are conditions precedent to his/her or its authority to execute this Agreement.

26.         Integration. THE PARTIES EXPRESSLY AGREE THAT THIS DOCUMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO. This Agreement is executed without reliance on any promise, warranty or representation by any Party, or any representative of any Party, other than those, if any, expressly contained herein. It is the intent of this Agreement to constitute an integration of the entire Agreement between the Parties, superseding all the previous negotiations, promises, covenants, agreements and representations. Each Party understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Agreement, no Party shall be permitted to offer or introduce any evidence concerning any collateral or oral agreements between the Parties.

27.         Modification of Agreement. This Agreement may be changed or modified, or any provisions hereof waived, only by a writing signed by the Party against whom enforcement of any waiver, change or modification is sought.

28.         Interpretation. This Agreement is the product of negotiation among the Parties hereto and represents the jointly conceived, bargained for and agreed-upon language mutually determined by the Parties to express their intentions in entering into this Agreement. Any ambiguity or uncertainty in this Agreement shall be deemed to be caused by, or attributable to, all Parties hereto collectively. In any action to enforce or interpret this Agreement, this Agreement shall be construed in a neutral manner in accordance with its fair meaning, and no term or provision of this Agreement or this Agreement as a whole, shall be construed as more or less favorable to any Party to this Agreement.

29.         No Admission of Fault. The Parties understand and hereby agree that no payment made in this settlement is to be construed as an admission of liability on the part of any of the Parties, all such liability being expressly denied; and that the Parties intend by this settlement merely to avoid litigation and to have their peace.

30.         Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon the Parties, and each of them, and their respective successors, assigns, heirs, partners, agents, employees and representatives.

31.         The Company’s Affiliates. This Agreement is intended to release and inure to the benefit of the Company, its affiliated entities and its respective past and present trustees, overseers, officers, directors, managers, members, agents, employees, and representatives, both individually and in their corporate capacities.

32.         Unemployment Insurance. The Company agrees it will not challenge your application to collect unemployment insurance benefits.  You recognize and understand that any and all decisions with regard to the issuance of unemployment insurance benefits are made by the California Employment Development Department solely, and not by the Company.  You agree that, should the above-referenced agency deny your application for unemployment insurance benefits, despite the absence of opposition from the Company, such a denial will not constitute a breach of this Agreement.

33.         Resolution of Disputes and Waiver of Jury Trial:   Any controversy or claim concerning or arising out of this Agreement, or the breach thereof, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”), at its offices located in Los Angeles, CA and shall be governed by the AAA’s Employment Dispute Rules.  In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share the fee of the arbitrator, where you pay the lesser of: (i) an amount equal to the cost of the filing fee in federal court; (ii) an amount equal to the cost of purchasing an index number in state court; or (iii) the amount set forth in any AAA rules, if applicable.  Judgment on any award an arbitrator issues may be entered in any court having jurisdiction over the parties. To the extent that any claim is found not to be subject to arbitration, such claim shall be decided by the U.S. District Court for the Central District of California, or the Los Angeles Superior Court, and all such claims shall be adjudicated by a judge sitting without a jury.

34.         Confidentiality. You represent and agree that you have not and will not disclose the negotiations of this Agreement, the amount, or any other term of this Agreement to any person except your spouse, accountant/tax/financial advisor, and/or attorney, except that you may disclose if required by law or if required by the California Employment Development Department solely for the purpose of obtaining unemployment benefits, as to which you will promptly provide the Company with proper notice as set forth herein. In the event that you disclose any term of this Agreement to your spouse, accountant/tax/financial advisor, and/or attorney, you will advise them of this confidentiality provision and secure their agreement to be bound by same. Upon service on you or anyone acting on your behalf of a subpoena, order, directive or other legal process requiring you to disclose any information about the Company or the other Released Parties, you or your attorney shall immediately notify the Company in writing of such service and the content of any information or testimony to be provided.

36.         Controlling Law. This Agreement has been entered into in the State of California and this Agreement, including any rights, remedies or obligations provided for thereunder, shall be construed and enforced in accordance with the laws of the State of California.

37.         Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision of this Agreement (other than the release contained in Paragraph 10) is held, determined or adjudicated to be invalid, unenforceable or void for any reason, each such provision shall be severed from the remaining provisions of this Agreement and shall not affect the validity and enforceability of such remaining provisions.

38.         Counterparts. This Agreement may be executed in counterparts and all so executed shall constitute one agreement which shall be binding on all the Parties hereto.

39.         Consideration: You acknowledge that the consideration provided in exchange for this Agreement is greater than anything of value to which you would otherwise be entitled under the law or any policies of the Company.

40.         Notice: Any notice under this Agreement shall be sent by facsimile and/or first-class mail as required herein. If to the Company, such notice shall be sent to Michele Rocha, Senior Vice President/Human Resources Director via electronic mail at mrocha@rbbusa.com. If to you, such notice shall be sent to you, via first class mail, to the address at the top of this letter. A Party may change its address for notices by providing notice to such effect in accordance with this Paragraph.

IN WITNESS WHEREOF, the Parties hereto have approved and executed this Agreement on the dates set forth opposite their respective signatures.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF WAGE AND HOUR CLAIMS.

YOU ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN A REASONABLE PERIOD OF TIME – SPECIFICALLY TWENTY-ONE DAYS, AS SET FORTH ABOVE – IN WHICH TO CONSIDER SIGNING THIS AGREEMENT AND RELEASE. YOU ACKNOWLEDGES THAT YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT AND RELEASE. YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT AND RELEASE, AND ARE ENTERING INTO THIS AGREEMENT AND RELEASE VOLUNTARILY. YOU ACKNOWLEDGE THAT THE CONSIDERATION YOU ARE RECEIVING IN EXCHANGE FOR EXECUTING THIS AGREEMENT AND RELEASE IS GREATER THAN THAT TO WHICH YOU WOULD BE ENTITLED IN THE ABSENCE OF THIS AGREEMENT AND RELEASE. YOU HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT AND RELEASE. YOU ACKNOWLEDGE THAT THIS AGREEMENT AND RELEASE SETS FORTH THE ENTIRE AGREEMENT BETWEEN YOU AND THE COMPANY.

IN WITNESS WHEREOF, THE PARTIES HAVE HEREUNTO SET THEIR HANDS AND SEAL.

Dated: February 26, 2025	Dated: February 26, 2025

Employee	Royal Business Bank

/s/ David Morris	/s/ Christina Kao
David Morris	Christina Kao
Chair of the Board

RBB Bancorp

/s/ Christina Kao
Christina Kao
Chair of the Board

EXHIBIT A

Duties and Responsibilities

To perform such duties and responsibilities as the Board of Directors of the Company may request from time to time, including with respect to customer and investor relations and CEO transition matters.

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